UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 28, 2007

Brush Engineered Materials Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	001-15885	34-1919973
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17876 St. Clair Avenue, Cleveland, Ohio		44110
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-486-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, on December 20, 2007, Williams Advanced Materials Inc. ("WAM"), a subsidiary of Brush Engineered Materials Inc. ("Brush"), entered into an asset purchase agreement (the "Agreement") with Techni-Met, Inc ("Techni-Met"). Under the terms of the Agreement, WAM will purchase substantially all of the assets of Techni-Met relating to its manufacturing of precision coating materials, including, without limitation, the vacuum deposition of inorganic materials onto flexible polymeric films, for a purchase price of $84.3 million, subject to adjustments for working capital and the value of precious metal inventories, plus assumed liabilities. WAM was one of the largest suppliers to Techni-Met during 2005, 2006 and 2007.

WAM and Techni-Met each made certain representations, warranties and covenants in the Agreement, including, among others, covenants by Techni-Met to use reasonable efforts to preserve intact the assets to be transferred to WAM and to refrain from taking certain non-ordinary course transactions during the period before consummation of the transaction.

Consummation of the transaction is subject to certain conditions, including that governmental approvals, including antitrust approvals, have been obtained. The acquisition is expected to close in the first quarter of 2008. The Agreement provides for certain termination rights, including, without limitation, by either party if the closing has not occurred by February 29, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brush Engineered Materials Inc.

December 28, 2007	By:	Michael C. Hasychak

Name: Michael C. Hasychak
Title: Vice President, Treasurer and Secretary